As filed with the Securities and Exchange Commission on September 10, 2009
       Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
 Under
THE SECURITIES ACT OF 1933

UNITED NATURAL FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	05-0376157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

260 Lake Road, Dayville, CT	06241
(Address of principal executive offices)	(Zip Code)

UNITED NATURAL FOODS, INC. 2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

Mark E. Shamber
Senior Vice President and Chief Financial Officer
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241
(860) 779-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joseph J. Traficanti
General Counsel
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241
(860) 779-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,500,000	$26.37	$39,555,000	$2,207.17

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on September 9, 2009.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed by United Natural Foods, Inc. (the “Registrant”) to register an additional 1,500,000 shares of its common stock, par value $0.01 per share (“Common Stock”), for issuance under the Registrant’s 2004 Equity Incentive Plan (the “Plan”).  On December 12, 2008, the Registrant’s stockholders approved an amendment to the Plan that increased by 1,500,000 the number of shares of Common Stock that may be subject to award under the Plan.  The contents of the Registrant’s earlier Registration Statement on Form S-8 (File No. 333-123462) and Post Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission (the “Commission”) on March 21 and 30, 2005, respectively, are incorporated herein by reference and made a part hereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended August 2, 2008, filed with the Commission on October 1, 2008.

•
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended November 1, 2008, filed with the Commission on December 10, 2008, for the quarter ended January 31, 2009, filed with the Commission on March 11, 2009, and for the quarter ended May 2, 2009, filed with the Commission on June 11, 2009.

•
The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 8, 2008, September 16, 2008 (as amended by Form 8-K/A, filed with the Commission on February 27, 2009), October 20, 2008, November 12, 2008 (as amended by Form 8-K/A, filed with the Commission on February 27, 2009) and September 9, 2009.

•
Description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 11, 1996, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Registration Statement.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or statement contained therein that is or is also deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

The Registrant promptly will provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Treasurer of the Registrant at its principal offices, 260 Lake Road, Dayville, Connecticut 06241, Telephone: (860) 779-2800.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation has the power to indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of any threatened, pending or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, subject to the Registrant’s determination of a director’s or officer’s entitlement to indemnification, the Registrant must indemnify any director or officer of the Registrant who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that no indemnification shall be made with respect to any Proceeding by or in the right of the Registrant as to which such director or officer shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses.  Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Registrant is required to indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by or on his behalf in connection therewith.

The Registrant is not required to make the above-described indemnification payments if it determines (in the manner provided in the Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of such a determination by the Registrant, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by a director or officer, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the Proceeding for which indemnity is sought and the Registrant has the right to participate in such Proceeding or assume the defense thereof.

Article Ninth of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

The Registrant is required to advance to a director or officer, at his request, expenses incurred in defending a Proceeding upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons indemnification and expense reimbursement rights on the same terms as the provisions of the Certificate of Incorporation described above.  The indemnification agreements also set forth the procedures that will apply in the event a director or officer makes a claim against the Registrant for indemnification, and further provide that the Registrant has the burden of proving that a director or officer is not entitled to indemnification with respect to any Proceeding.  The Registrant’s obligations under each of these agreements survive until the later of (i) the sixth anniversary of the date on which the director or officer ceases to serve as a director or officer of the company or (ii) the final termination of all Proceedings pending on such sixth anniversary.

The Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers.

Article Eighth of the Certificate of Incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The above discussion of the Certificate of Incorporation, Section 145 of the DGCL and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the actual provisions of the Certificate of Incorporation, that statute and the indemnification agreements.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereof)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayville, State of Connecticut, on September 10, 2009.

UNITED NATURAL FOODS, INC.

By:	/s/ MARK E. SHAMBER
Mark E. Shamber
Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of United Natural Foods, Inc. (the “Company”) hereby severally constitute and appoint Mark E. Shamber, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Mark E. Shamber may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be purchased and sold under the United Natural Foods, Inc. 2004 Equity Incentive Plan and the participants’ interests in such plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Mark E. Shamber shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ STEVEN L. SPINNER Steven L. Spinner	President, Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2009

/s/ MICHAEL S. FUNK Michael S. Funk	Chair of the Board	September 10, 2009

/s/ THOMAS B. SIMONE Thomas B. Simone	Vice-Chair of the Board and Lead Independent Director	September 10, 2009

Signature	Title	Date

/s/ MARK E. SHAMBER Mark E. Shamber	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 10, 2009

/s/ GORDON D. BARKER Gordon D. Barker	Director	September 10, 2009

/s/ JOSEPH M. CIANCIOLO Joseph M. Cianciolo	Director	September 10, 2009

/s/ GAIL A. GRAHAM Gail A. Graham	Director	September 10, 2009

/s/ JAMES P. HEFFERNAN James P. Heffernan	Director	September 10, 2009

/s/ PETER ROY Peter Roy	Director	September 10, 2009

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereof)